EXHIBIT 99
                                                                      ----------

Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870


July 25, 2001

                 AMB FINANCIAL ANNOUNCES SECOND QUARTER RESULTS
                          AND PAYMENT OF CASH DIVIDEND


Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that the earnings per share for the quarter ended June 30, 2001 totaled $.28 per diluted share, compared to $.16 per diluted share reported in last year's second quarter. Net income for the current quarter totaled $226,000, up 56% over net income of $145,000 reported in the year earlier period. Annualized returns for the three months ended June 30, 2001 were .65% on average assets and 8.12% on average equity. These compared with returns of .44% on average assets and 5.31% on average equity for the second quarter of 2000.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended June 30, 2001. The dividend will be payable on August 24, 2001 to shareholders of record on August 10, 2001.

Net interest income decreased by $5,000 from a year ago, totaling $825,000 for the quarter ended June 30, 2001 compared to $830,000 for last year's second quarter. The net interest margin was 2.58%. In last year's second quarter, the net interest margin was 2.73%. The yield on average interest-earning assets increased six basis points to 7.73% over the past three months while the cost of interest-bearing liabilities decreased by five basis points to 5.28%. The recent easing in monetary policy by the Federal Reserve Board over the last six months has resulted in a more favorable interest rate environment and may result in the net interest margin increasing slightly during the remainder of the year.

Non-interest income increased to $363,000 in the current quarter, compared to $102,000 reported in last year's second quarter. Higher fee income from deposit account products of $21,000, including increased ATM fees, increased rental income of $70,000 recorded from leased property at the recently purchased Dyer, Indiana office location, as well as an increase of $15,000 in gains on the sale of investment securities available for sale contributed to the increased income. In addition, the Company's trading portfolio, which consists of holdings in community bank and thrift stocks, reported an increased profit from both realized and unrealized gains during the second quarter of 2001 in the amount of $142,000. The Company also recorded a loss of $35,000 during the second quarter of 2001 as compared to a loss of $37,000 reported in the year ago period, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods, which resulted in the reduction of the Company's effective income tax rate.





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

Non-interest expense totaled $862,000 in the current quarter, compared to $745,000 reported for the quarter ended June 30, 2000. Occupancy and equipment expense increased during the quarter by $19,000 due to higher depreciation and maintenance costs associated with the recent acquisition of the Dyer office location. Compensation and benefits expense increased by $35,000 in the current quarter due primarily to both normal compensation increases and increased benefits. In addition, other operating expenses increased by $60,000, including increases in insurance premiums of $9,000, professional fees of $7,000 and bad check write-offs of $12,000, while the remaining increase was spread among several expense categories.

Income tax expense increased to $74,000 in the current quarter from $23,000 in the year ago quarter primarily as a result of increased earnings. The Company's effective tax rate was lowered during both periods due to the recognition of low-income housing tax credits as discussed above.

Non-performing assets at June 30, 2001 were $863,000, or .61% of total assets, compared to $948,000, or .67% of total assets at March 31, 2001 and $1.1 million or .69% of total assets at December 31, 2000. The Company recorded a provision for loan losses of $26,000 in the current quarter, with net loan charge-offs totaling $22,000. The Bank's general allowance for loan losses was $682,000 at June 30, 2001, which is equal to 79.03% of total non-performing loans and .60% of net loans receivable.

Total assets of the Company increased to $141.2 million at June 30, 2001, up slightly and from the $141.0 million reported at March 31, 2001. Although loan activity remained strong during the quarter, with loan originations and purchases totaling $7.6 million, loans receivable declined by $2.0 millions during the most recent three month period as the effect of lower interest rates has accelerated loan prepayment activity. The balance of net loans receivable at June 30, 2001 stood at $112.8 million. Short-term cash investments increased by $2.7 million during the three month period. Deposit balances declined by $685,000 in the quarter, totaling $97.1 million at June 30, 2001. In addition, FHLB advances were paid down by $2.1 million during the quarter ended June 30, 2001.

As of June 30, 2001, stockholder's equity in AMB Financial Corp. totaled $11.2 million. The Company did not repurchase any shares of common stock during the most recent three month period, however, year to date the Company has repurchased 70,312 shares of stock at an average price of $9.96 per share. The number of common shares outstanding at June 30, 2001 was 869,163 and the book value per common share outstanding was $12.93. This book value represents a $.69 increase from the $12.24 book value reported at December 31, 2000. The Bank's tangible, core and risk-based capital percentages of 6.69%, 6.69% and 12.11%, respectively, at June 30, 2001 exceeded all regulatory requirements by a significant margin.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.




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
                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                       June. 30        Dec. 31
                                                        2001            2000
                                                     (Unaudited)
                                                     -----------     -----------
Total assets                                             141,173         135,699
Loans receivable, net                                    112,841         112,482
Mortgage-backed securities                                 3,104           3,424
Investment securities and interest bearing deposits       12,719           7,574
Deposits                                                  97,154          89,712
Borrowed money                                            27,607          32,368
Stockholders' equity                                      11,234          11,499



                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                     Three Months Ended                   Six Months Ended
                                                           June 30                            June 30
                                                 ---------------------------        ---------------------------
                                                    2001             2000              2001             2000
                                                 ----------       ----------        ----------       ----------
Total interest income                            $    2,474            2,250             4,934            4,429
Total interest expense                                1,649            1,420             3,319            2,763
                                                 ----------       ----------        ----------       ----------
   Net interest income                                  825              830             1,615            1,666
Provision for loan losses                                26               19                61               51
                                                 ----------       ----------        ----------       ----------
   Net interest income after
   provision for loan losses                            799              811             1,554            1,615
                                                 ----------       ----------        ----------       ----------
Non-interest income:
   Gain (loss) on trading securities                    100              (42)              148              (25)
   Rental Income                                         70             --                 141             --
   Commission Income                                     13                8                51               16
   Other operating income                               180              136               331              246
                                                 ----------       ----------        ----------       ----------
   Total non-interest income:                           363              102               671              237
                                                 ----------       ----------        ----------       ----------
Non-interest expense:
   Staffing cost                                        395              360               787              743
   Occupancy and equipment costs                        120              101               234              185
   Data processing                                      106              103               221              202
   Other                                                241              181               441              337
                                                 ----------       ----------        ----------       ----------
   Total non-interest expense                           862              745             1,683            1,467
                                                 ----------       ----------        ----------       ----------
Net income before income taxes                          300              168               542              385
                                                 ----------       ----------        ----------       ----------
Provision for federal & state income taxes               74               23               124               66
                                                 ----------       ----------        ----------       ----------
Net income                                       $      226              145               418              319
                                                 ==========       ==========        ==========       ==========

Earnings per share
   Basic                                         $     0.28       $     0.16        $     0.51       $     0.35
   Diluted                                       $     0.28       $     0.16        $     0.50       $     0.35

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
                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                               Three Months Ended                Six Months Ended
                                                                    June 30                           June 30
                                                          ---------------------------       ---------------------------
                                                             2001             2000             2001             2000
                                                          ----------       ----------       ----------       ----------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                        0.65%            0.44%            0.60%            0.49%
Return on average equity                                        8.12             5.31             7.54             5.83
Interest rate spread information:
   Average during period                                        2.45             2.53             2.39             2.57
   End of period                                                2.30             2.66             2.30             2.66
Net interest margin                                             2.58             2.73             2.52             2.77
Efficiency ratio                                               73.66            80.17            74.17            76.90
Ratio of operating expense to average total assets              2.48             2.29             2.41             2.27
Ratio of average interest earning assets to average
 interest-bearing liabilities:                                 1.03x            1.04x            1.02x            1.04x
Weighted average common shares outstanding:
   Basic                                                     805,086          887,519          815,782          900,780
   Diluted                                                   820,924          895,903          832,278          908,659




                                                              At               At
                                                           June 30           Dec. 31
                                                             2001             2000
                                                          ----------       ----------
QUALITY RATIOS:                                           (Unaudited)
---------------
Non-performing assets to total assets at end of period          0.61%            0.69%
Allowance for loan losses to non-performing loans              79.03            58.76
Allowance for loan losses to loans receivable, net              0.60             0.49


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                         7.96             8.47
Average equity to average assets                                7.96             8.44


OTHER DATA:
-----------
Number of full service offices                                     3                3



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